EXHIBIT 10.6

LOAN AND SECURITY AGREEMENT

Dated January 2, 2008

Johnson Bank (the “Bank”), 333 E. Wisconsin Ave., Milwaukee, WI  53202, and Jefferson Electric, Inc. (the “Borrower”), whose principal place of business is located at 9650 S. Franklin Dr., Franklin, WI  53132, agree as follows:

1.  DEFINITIONS

All terms defined in Articles 1 through 9 of the applicable Uniform Commercial Code, as it may be amended, reenacted or otherwise in effect from time to time, shall have the meanings specified therein unless otherwise defined herein or unless the context requires otherwise.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein.

“Affiliate” shall mean (a) a person or entity which directly or indirectly owns, controls or holds with power to vote, 5% or more of the outstanding voting securities of Borrower; (b) a corporation 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by Borrower, or by a person or entity which is an Affiliate within the meaning of subclause (a) above; (c) a person or entity which manages, operates or leases all or a material part of Borrower’s business; (d) any director, officer or controlling person of Borrower; (e) any partnership in which Borrower is a general or limited partner; or (f) any limited liability company in which Borrower is a member.

“Affiliated Company” shall mean any of the following:  (1) any company which is a member of a controlled group of corporations (determined under Section 1563(a) of the Internal Revenue Code without regard to Section 1563(a)(4) and (e)(3)(C)) which also includes Borrower as a member, (2) any trade or business under common control (as defined in Section 414(c) of the Internal Revenue Code) with Borrower, (3) a member of an affiliated service group (as defined in Section 414(m) of the Internal Revenue Code) which includes Borrower, and (4) any other entity required to be aggregated with Borrower under Section 414(o) of the Internal Revenue Code.

“Authorized Security Interest” shall mean the liens and security interests permitted pursuant to Section 6.2 hereof.

“Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

“Collateral” shall mean and include all property and assets of the Borrower, including but not limited to all of the following, whether now owned or existing or hereafter created or acquired, wheresoever located, together with all additions and accessions and all proceeds and products of the following, including without limitation cash, deposit accounts, negotiable instruments and other instruments for the payment of money, chattel paper, rights to payment of money, security agreements or other documents, and all proceeds of credit or other forms of insurance coverage on any of the following, and all books and records pertaining to any of the following:

(1)           all of Borrower’s Receivables, and all rights, title or interest in any other real or personal property represented by or securing the same, and all of Borrower’s rights as an unpaid vendor or lienor, including stoppage in transit, replevin or reclamation and any other items of real or personal property in which Borrower has granted or may in the future grant a lien or security interest to Bank hereunder or in any supplement hereto or otherwise;

(2)           all guarantees, mortgages on real or personal property, leases or other agreements or property securing or relating to any of the items referred to in Section (1) of this definition of “Collateral” or acquired for the purpose of securing and enforcing any of such items;

(3)           all of Borrower’s Inventory;

(4)           all of Borrower’s General Intangibles;

(5)           all of Borrower’s instruments, including promissory notes, and all of Borrower’s documents;

(6)           all of Borrower’s Investment Property;

(7)           all of Borrower’s deposit accounts;

(8)           all of Borrower’s machinery, equipment, motor vehicles of any nature and description, furniture and fixtures and all assets which are classified by Borrower as fixed assets for accounting purposes or which should be classified as fixed assets in accordance with GAAP;

(9)           all of Borrower’s leases, rents, issues and profits;

(10)         all of Borrower’s life insurance policies and their cash surrender values;

(11)         all supporting obligations, including all guaranties and letter of credit rights;

(12)         all of Borrower’s rights in, and all of Borrower’s rights in connection with, post office boxes;

(13)         all computer and other data processing hardware, all software programs, whether owned, licensed or leased, and all documentation for such hardware and software; and

(14)           all of Borrower’s real estate;

(15)           all of Borrower’s books and records pertaining to any of the foregoing, however produced, reproduced or recorded, including but not limited to books and records stored or maintained on any type of computer and/or data processing system or equipment (including but not limited to all related discs, tapes, printouts and media).

“Collateral Shortfall” means the difference between the Loan Amount and the Discounted Collateral Value, but not less than $0.00.

“Company Guarantor” means Jefferson Electric Leasing, LLC.

“Discounted Collateral Amount” means the sum of (i) 80% of Borrower’s Qualified Accounts, plus (ii) 50% of Borrower’s Qualified Inventory, plus (iii) 80% of the purchase price of Borrower’s equipment purchased within one year prior to the date of determination, plus (iv) 80% of the appraised value of Borrower’s other equipment, which appraised value has been established within one year prior to the date of determination by appraisals satisfactory to Bank, and for such other equipment that has not been so appraised, 80% of Borrower’ net book value.

“EBITDA” shall mean, for any period, the sum of amounts for such period of (a) Pre-Tax Net Income, and (b) to the extent deducted in determining net income, interest expense, depreciation and amortization, all determined in accordance with GAAP.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water, hazardous waste or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Occupational Safety and Health Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any corresponding or succeeding law, together with any regulations, interpretations, announcements or decisions thereunder.

“Excess Cash Flow” means, for any fiscal year of Borrower, EBITDA, less the sum of (a) amounts that have been or will be distributed for income taxes for such year, (b) interest expense paid in cash, (c) scheduled principal payments on the Term Note, (d) scheduled principal payments on obligations other than the Term Note, and (e) capital expenditures paid in cash or paid from the proceeds of the Revolving Credit Facility.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” shall mean, without limitation, all general intangibles; all payment intangibles; all goodwill; patents; know-how; trademarks; trade names; copyrights; patent, trademark, trade name and copyright registrations and applications; trade secrets; customer lists; franchises; license agreements related to any of the foregoing (and income derived therefrom); all of Borrower’s interests in and rights to domain names and web sites and all rights and interests related thereto; tax refund claims and all other contract rights and choses in action.

“Guarantors” means Thomas Klink and Jefferson Electric Leasing, LLC.

“Included Location” means a location identified on part I(A) of Schedule 4.3 hereto, or a location that after the date hereof meets the following criteria:  (a) Borrower has delivered to Bank a Consent of Lessor or Warehouseman Letter for such location which Consent of Lessor or Warehouseman Letter, as applicable, is approved by Bank, and (b) Bank has approved such location in a writing addressed to Borrower or in an email correspondence to Borrower.

“Inventory” shall mean and include all inventory of Borrower, all personal property of Borrower held for sale, lease or demonstration, or to be furnished under contracts for service, goods leased to others, trade-ins and repossessions, raw materials, work in process, materials and supplies used or consumed in Borrower’s business, and all additions and accessions to any of the foregoing, including documents evidencing such property, and all such property which may be returned to Borrower by its customers or repossessed by Borrower.

“Investment Property” means all of Borrower’s investment property, and all other stock and other interest of Borrower in any corporation, limited liability company or other entity;

“Letter of Credit Liabilities” shall mean the total of (1) the sum of the face amounts of all outstanding letters of credit issued by Bank for the account of Borrower, plus (2) the aggregate liability of Borrower for amounts owing as a result of advances pursuant to letters of credit and all interest, collection costs, fees, expenses and other amounts owing in connection with letters of credit.

“Loan Amount” means the sum of $3,000,000 plus the outstanding balance of the Term Note.

“Loan Documents” means all documents evidencing, securing or relating to the Obligations.

“Net Cash Flow” for any fiscal period of Borrower, means EBITDA, less  the sum of (a) distributions for income taxes paid in cash, and (b) capital expenditures paid in cash or paid from the proceeds of the Revolving Credit Facility.

“Net Income” shall mean, for any fiscal period of Borrower, net income determined in accordance with GAAP, including extraordinary losses but excluding extraordinary gains.

“Notes” shall mean the Revolving Note and the Term Note.

“Obligations” shall mean all of Borrower’s debts, notes (specifically including but not limited to the Notes), obligations and liabilities (specifically including but not limited to liabilities under leases, Letter of Credit Liabilities, corporate credit card liabilities and interest rate agreement liabilities) of whatever nature or amount (and any extensions, renewals, or modifications thereof) to Bank arising out of this Agreement or other credit or financial accommodations of whatever nature (contingent or otherwise) previously granted, contemporaneously granted or granted in the future by Bank to Borrower, to Borrower and another, or to another guaranteed or endorsed by Borrower, and the performance of all covenants, conditions and agreements contained in this Agreement, the Notes, or any other Loan Document, and, to the extent not prohibited by law, costs and expenses of collection or enforcement of the Obligations, including but not limited to actual attorneys’ fees.

“Pension Plan” shall mean an employee pension benefit plan, within the meaning of Section 3(2) of ERISA, which is maintained or sponsored by Borrower or any Affiliated Company, or to which Borrower or any Affiliated Company is required to contribute.  The term “Pension Plan” also means any multiemployer plan within the meaning of Section 3(37) of ERISA, which is contributed to by Borrower or any Affiliated Company.

“Plan” shall mean either a Pension Plan or a Welfare Benefit Plan.

“Pre-Tax Net Income” shall mean, for any fiscal period of Borrower, net income prior to provision for income taxes, determined in accordance with GAAP, including extraordinary losses but excluding extraordinary gains.

“Qualified Account” shall mean an account owing to Borrower, less any amount reserved for discounts, which meets all of the following specifications:

(1)           Sale of Goods or Services Rendered.  It arose from the performance of services by Borrower, or from a bona fide sale or lease of goods, which have been delivered or shipped to the customer and for which Borrower has genuine invoices, shipping documents or receipts, which sale is not a consignment sale, a “sale on approval” or a “sale or return.”

(2)           Age and Due Date.  It is not more than 90 days past the date of invoice.  An invoice may not be dated prior to performance of the service or delivery of the goods represented on that invoice.

(3)           Past Due Accounts of Customer.  Not more than 25% (in dollar amount) of the amount owing by the customer to Borrower for accounts is more than 90 days past the date of invoice.

(4)           Ownership.  It is owned by Borrower free of all liens and encumbrances and security interests (except Bank’s security interest and subordinated Authorized Security Interests).

(5)           Acceptance by Customer.  It is enforceable against the customer and for the amount shown as owing in the statements furnished by Borrower to Bank.  No return, rejection or repossession has occurred.  It and the transaction out of which it arose comply with all applicable laws and regulations.  The merchandise or services have been fully accepted by the customer without dispute and are not subject to any setoff, credit allowance or adjustment, nor is it subject to any defenses or counterclaims.  Any account otherwise includable in Qualified Accounts shall be reduced by any amount claimed to be owing by Borrower to the customer and only the reduced amount shall be included in Qualified Accounts.

(6)           Not a Foreign Receivable.  The customer has its principal place of business in the United States, or the account is secured by a Letter of Credit in form and substance satisfactory to Bank issued by a United States bank approved by Bank.

(7)           Affiliates.  It is not due from an Affiliate.

(8)           Government as Customer.  It is not due from the United States Government or any of its departments, agencies or instrumentalities.

(9)           Satisfaction of Bank as to Financial Condition of Customer.  Bank is, and continues to be satisfied with the creditworthiness of the customer in relation to the amount of credit extended and has not notified Borrower, orally or in writing, that the account or customer is unsatisfactory.

(10)         Satisfaction of Bank.  Bank has not notified Borrower, orally or in writing, that the account or customer is unsatisfactory in any respect.

“Qualified Inventory” shall mean Inventory, excluding office supplies, which meets these specifications:

(1)           Ownership.  It is owned by Borrower free of all tax liens and other liens, encumbrances and security interests (except Bank’s security interest and subordinated Authorized Security Interests) and it is located at one of the locations listed in part I(A) of Schedule 4.3 hereto or at a location that becomes an Included Location after the date hereof.

(2)           Other Financing.  No financing statement (other than Bank’s and those relating to subordinated Authorized Security Interests) is on file covering it or its products or proceeds.

(3)           Documents.  If it is represented or covered by documents of title, Borrower is the owner of the documents free of all tax liens and other liens, encumbrances and security interests (other than Bank’s security interest and subordinated Authorized Security Interests).

(4)           Condition.  It is in good condition and, in the case of goods held for sale, it is new and unused (except as Bank may otherwise consent in writing).

(5)           Contra Accounts.  Its value is calculated in accordance with GAAP net of any royalties and commissions (other than sales commissions) owing on the Inventory or the sale thereof, any balance sheet reserves for obsolete inventory and any inventory valuation reserves.

(6)           Satisfaction of Bank.  Bank has not notified Borrower, orally or in writing, that any of the Inventory is unsatisfactory.

“Receivables” shall mean and include all of Borrower’s accounts, receivables, including health-care-insurance receivables, contract rights, instruments, drafts, documents, notes, acceptances, and chattel paper.

“Release Date” means the first December 31 on or after December 31, 2010 as of which all of the following conditions are met (a) as of such date, the ratio of Borrower’s total liabilities to Tangible Net Worth is less than or equal to 2.0 to 1.0, (b) for the fiscal year ending on such date, the ratio of (1) Borrower’s Net Cash Flow, to (2) the sum of Borrower’s required principal payments plus interest expense is at least 1.25 to 1.0, (c) as of such date, the ratio of the Discounted Collateral Amount to the Loan Amount equals at least 1.2 to 1.0, and (d) as of such date, the Collateral Shortfall is $0.00.

“Revolving Note” shall mean Borrower’s promissory note, substantially in the form attached hereto as Exhibit A.

“Tangible Net Worth” shall mean (1) the total of all of Borrower’s assets, excluding any noncompetition agreements, capitalized acquisition costs, prepaid expenses, goodwill and other intangibles, minus (2) the aggregate of all Borrower’s liabilities and reserves of every kind and character, all determined in accordance with GAAP.

“Term Note” shall mean Borrower’s promissory note, substantially in the form attached hereto as Exhibit B.

“Welfare Benefit Plan” shall mean an employee welfare benefit plan, within the meaning of Section 3(1) of ERISA, which is maintained or sponsored by Borrower or any Affiliated Company, or to which Borrower or any Affiliated Company is required to contribute.

2.  CREDIT FACILITIES

2.1	Revolving Credit Facility.

2.1.1           Revolving Loans; Advances.  Subject to the terms, conditions and limitations hereof, and provided that no Event of Default has occurred hereunder, Bank agrees to lend (and upon repayment relend) money to Borrower in such amounts as Borrower from time to time requests, up to the maximum amount of Three Million Dollars ($3,000,000.00), provided that the amount available to be borrowed under the Revolving Credit Facility shall be reduced by the amount of any Letter of Credit Liabilities.  Advances by Bank hereunder shall be made by deposits or transfers to Borrower’s commercial demand account number 1001368991, maintained with Bank.  Loans so made shall be evidenced by Borrower’s Revolving Note, and, in addition, Bank shall maintain a loan account ledger for Borrower, the debit balance of which shall reflect the amount of Borrower’s indebtedness to the Bank from time to time by reason of any loans, advances or financial accommodations made in conformance with this Revolving Credit Facility.  Each month the Bank shall render to Borrower a statement of account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies the Bank to the contrary within thirty (30) days from the date of mailing of said statement.  Borrower promises to pay to Bank the outstanding principal and accrued and unpaid interest under the Revolving Note as follows:  (1) monthly payments of accrued interest, commencing on February 1, 2008 and on the first day of each month thereafter, and (2) a final payment of all outstanding principal and accrued but unpaid interest on January 1, 2009.

2.1.2            Conditions to Each Extension of Credit.  Bank shall not be obligated to lend money to Borrower unless all of the following are met:  (a) no Event of Default has occurred and is continuing or will exist upon the lending of the amount requested, and (b) the representations and warranties contained in Section 4 hereof shall be true and correct with the same force and effect as if made on the date of the request for an advance.

2.2          Term Credit Facility.  Subject to the terms, conditions and limitations hereof, and provided that no Event of Default has occurred hereunder, Bank agrees to lend money to Borrower up to the maximum amount of Four Million Four Hundred Fifty Two Thousand Eight Hundred Eighty Six Dollars ($4,452,886.00).  The loan so made shall be evidenced by Borrower’s Term Note.  Borrower promises to pay to Bank the outstanding principal and accrued and unpaid interest under the Term Note as follows:  (1) monthly payments of interest commencing on February 1, 2008 and on the first day of each month thereafter through and including July 1, 2008, (2) monthly payments of principal and interest in the amount of Seventy Two Thousand Twenty Three and 90/100 Dollars ($72,023.90) each, commencing on August 1, 2008 and on the first day of each month thereafter, and (2) a final payment of all outstanding principal and accrued but unpaid interest on January 1, 2013.

2.3          Interest Rate.

2.3.1           Interest Rate on the Revolving Note.  The interest rate hereunder on the Revolving Note shall be equal to the LIBOR Rate plus three percentage points (3.0%) per annum.  “LIBOR Rate” means the 30 Day London Interbank Offer Rate as published in the Wall Street Journal on the first business day of each calendar month and effective on the same day (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request.  Borrower understands that Lender may make loans based on other rates as well.

2.3.2           Interest Rate on the Term Note.  The interest rate hereunder on the Term Note shall be Seven and 27/100 percentage points (7.27%) per annum.

2.3.3           Calculation of Interest.  Interest shall be computed daily based upon a 360-day year and the LIBOR Rate and the outstanding loan balances as they exist at the end of each day.

2.4            Limitation on Interest.  In no contingency or event whatsoever shall the interest rate charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event such a court determines that Bank has received interest hereunder in excess of the highest rate permissible under law, Bank shall promptly refund such excess to Borrower without penalty or damages of any kind.

2.5           Default Interest.  The unpaid balances on the Notes shall bear interest after default or maturity at five percentage points (5.0%) per annum in excess of the rate that would apply in the absence of a default.

2.6           Collateral-Obligation Ratio.  Borrower shall not at any time permit the sum of the aggregate amount of those Obligations reflected by the loan account ledger for the Revolving Credit Facility plus all Letter of Credit Liabilities to exceed the lesser of (a)  $3,000,000, or (b)  the total sum of:

2.6.1           Eighty percent (80%) of the amount owing on Qualified Accounts (after deducting payments on Qualified Accounts which are in the process of collection by the Bank); plus

2.6.2           Fifty percent (50%) of Qualified Inventory at cost (determined in accordance with GAAP) or wholesale market value, whichever is lower; less

2.6.3           such reserves as Bank, in its sole discretion, deems necessary or appropriate, taking into account the Borrowers’ and Borrowers’ customers’ financial condition and prospects, the nature and condition of the Collateral, applicable contingencies and any other factor deemed material by Bank.

In addition to other required payments, Borrower shall pay Bank, in reduction of the Obligations owing to Bank at any time, such sums as may be necessary from time to time to maintain the foregoing ratios and to comply with the foregoing advance limits.  Such ratio is stated only for the purpose of advances under this Agreement and not for valuation of the Collateral.

2.7           Application of Payments.   Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to any unpaid collection costs, late charges and other charges, then to accrued, unpaid interest, and then to principal, provided, however, after an Event of Default which is continuing Bank may apply payments among principal, interest, late charges, collection costs and other charges at its discretion.  All prepayments of principal on the Term Note shall be applied to the principal amounts owing under the Term Note in the inverse order of their maturity.

2.8           Excess Cash Flow Payments.  On or before April 30, 2009, and on before March 31 of each year thereafter, Borrower shall prepay the Obligations in an amount equal to seventy-five percent (75%) of the Excess Cash Flow of Borrower for the prior fiscal year of Borrower.  Such payment shall be applied to principal outstanding under the Term Note in the inverse order in which such principal becomes due, provided that no such payment shall be required at any time that the Collateral Shortfall equals $0.00.

2.9           Prepayment Premium.  In the event Borrower desires to prepay any principal owing under the Term Note, in whole or in part, including prepayment following an Event of Default but excluding payments required under Section 2.8 hereof, with proceeds of financing from a party other than Bank, Borrower shall pay to Lender a prepayment fee of one percentage point (1.0%) of the amount prepaid.

2.10         Facility Fee.  In addition to all other amount payable hereunder, Borrower shall pay a facility fee on the date hereof equal to $1,000, which fee shall be deemed fully earned and non-refundable upon execution of this Agreement by Bank.

3.  SECURITY INTEREST AND PLEDGE

To secure the payment and performance of all of the Obligations, howsoever arising, of whatever nature, contingent or otherwise, and whether arising out of existing or future credit granted by Bank to Borrower, to Borrower and another or to another guaranteed or endorsed by Borrower, and as a contemporaneous exchange for value, Borrower grants and assigns to Bank a security interest in and lien on the Collateral.  Borrower also grants Bank a security interest in and lien on any credit balance or other money now or hereafter owed Borrower by Bank and, in addition, Borrower agrees that Bank may at any time after the occurrence of an Event of Default, and without notice or demand, setoff against any such credit balance or other money any amount unpaid on the Obligations.

4.  BORROWER’S WARRANTIES

Borrower warrants that while any of the Obligations are unpaid or unsatisfied:

4.1           Accuracy of Information.  All information, certificates or statements given to Bank pursuant to this Agreement shall be true and complete when given.

4.2           Accuracy of Financial Statements.  As of the date hereof, no material or adverse change has occurred or is about to occur which would affect Borrower’s December 31, 2006 year-end financial statements, or the Borrower’s October 31, 2007 interim financial statements.  Borrower agrees to immediately advise Bank of any adverse changes to said financial statements.

4.3           Names; Addresses.  The address appearing on page 1 hereof is Borrower’s principal place of business and the address of the office where Borrower keeps its records concerning accounts and contract rights.  Such location shall not be changed without the prior written consent of Bank.  Schedule 4.3 hereto lists all of the locations at which Borrower keeps any Collateral or records.  Borrower’s corporate name is Jefferson Electric, Inc.  Schedule 4.3 hereto lists all prior corporate names and all trade names by which Borrower is now known or was previously known within the past seven years.

4.4           Organization.  Borrower is a duly organized, validly existing corporation and in good standing under the laws of the State of Wisconsin and is duly qualified to do business and is in good standing in every jurisdiction in which Borrower is required under the laws of such jurisdiction to qualify to do business or otherwise register.  Borrower has filed all reports required to be filed by Borrower with the Secretary of State of the State of Wisconsin in order to maintain its charter and no proceeding is pending to revoke Borrower’s charter or dissolve Borrower.

4.5           Other Agreements.  Borrower is not in default under any agreement for the payment of money.

4.6           Unfunded Liabilities - ERISA.  Except as set forth on Schedule 4.6, Borrower has no Plan.  None of the Pension Plans has an accumulated funding deficiency, as defined under Section 302 of ERISA and Section 412 of the Internal Revenue Code whether or not waived.  All of the Pension Plans are qualified under Section 401(a) of the Internal Revenue Code and the related trusts are exempt from tax under Section 501(a) of the Internal Revenue Code.  Borrower has not incurred and does not expect to incur any liability to the Pension Benefit Guaranty Corporation (“PBGC”), or to any trustee appointed pursuant to ERISA Section 4042, with respect to any Pension Plan, and the PBGC has not instituted proceedings to terminate any Pension Plan or to have a trustee appointed under ERISA Section 4042 to administer or terminate any Pension Plan.  There are no pending investigations by any government agency involving the Plans.  Except as set forth on Schedule 4.6 hereto, no event has occurred, and there exists no condition or set of circumstances which presents a risk of termination of any Pension Plan or which could result in any liability on the part of Borrower to the PBGC and there has been no reportable event (as defined in Section 4043(b) of ERISA.  Borrower has not engaged in any “prohibited transaction” (as defined in ERISA Section 406 and Section 4975 of the Internal Revenue Code), with respect to a Plan or any of the related trusts, which may result in any civil penalty assessed pursuant to ERISA Section 502(i) or a tax imposed by the Internal Revenue Code.  Borrower has no withdrawal liability assessed or contingently assessable under ERISA as to any Pension Plan which is a multiemployer Plan.  Except as set forth on Schedule 4.6, Borrower does not maintain unfunded Welfare Benefit Plans (within the meaning of ERISA Section 3(1)) for employees of Borrower which cannot be terminated without further financial obligation on the part of Borrower upon notice of not more than thirty (30) days.  Each of the Plans has been administered at all times, and in all material respects, in accordance with its terms.  Borrower has fully complied with the notice and continuation of coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code.  All reports, statements, returns, and other information required to be furnished or filed with respect to the Plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and Section 6057 through 6059 of the Internal Revenue Code, and they are true and correct.  Records of the Plans have been maintained in accordance with Section 107 of ERISA.  The Borrower and all other fiduciaries (as defined in Section 3(21) of ERISA) with respect to any of the Plans do not have any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No action, proceeding or claim has been asserted, or is pending or threatened, against Borrower or any Plan fiduciary with respect to any Plan and no basis exists therefor.  For purposes of this Section 4.6, “Borrower” shall include Borrower and any Affiliated Company.

4.7           Ownership.  Borrower is the exclusive owner of the Collateral free of all encumbrances, security interests, liens and interests of third parties whatsoever (except Bank’s security interest and Authorized Security Interests), and chattel paper constituting Collateral evidences a perfected security interest in the goods covered by it, free from all other encumbrances and security interests, and no financing statement or assignment (absolute or conditional), or notice thereof (other than Bank’s or one giving rise to an Authorized Security Interest) is on file covering the Collateral or any of it.  If Inventory is represented or covered by documents of title, Borrower is the owner of the documents, free of all encumbrances and security interests other than Bank’s security interest and Authorized Security Interests.  Borrower is duly authorized to sell, transfer, pledge and grant a security interest in each and every item of the Collateral.

4.8           Litigation.  There is no litigation or proceeding pending or, to the knowledge of any of Borrower’s officers, threatened against Borrower which might materially adversely affect the condition of the Borrower or the ability of the Borrower to perform the Obligations.

4.9           Fiscal Year.  Borrower’s fiscal year ends December 31.

4.10         Validity of Agreement.  The execution and delivery of this Agreement to Bank will not violate or constitute a breach of Borrower’s Articles of Incorporation, By-Laws or other incorporation papers or any indenture, agreement or undertaking to which Borrower is a party or is subject.

4.11         Dump Sites.  With respect to the period during which Borrower owned or occupied its real estate, and to the Borrower’s knowledge, with respect to the time before Borrower owned or occupied its real estate, no person or entity has caused or permitted materials to be stored, deposited, treated, recycled or disposed of on, under or at any real estate owned or occupied by the Borrower, which materials, if known to be present, would require investigation, cleanup, removal or some other remedial action under Environmental Laws.

4.12           Tanks.  There are not now, nor to the Borrower’s knowledge, have there ever been, tanks or other facilities on, under, or at any real estate owned or occupied by the Borrower which contained materials which, if known to be present in soils, surface water or ground water, would require investigation, cleanup, removal or some other remedial action under Environmental Laws.

4.13           Other Environmental Conditions.  To the Borrower’s knowledge, there are no conditions existing currently or likely to exist during the term of this loan which would subject Borrower to damages, penalties, injunctive relief or investigation or cleanup costs under any Environmental Laws or which require or are likely to require investigation cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Borrower.

4.14           Changes in Laws.  To the Borrower’s knowledge after reasonable investigation, there are no proposed or pending changes in Environmental Laws that would adversely affect the Borrower.

4.15           Environmental Judgments, Decrees and Order.  Borrower is not subject to any judgment, decree, notice of violation, order or citation related to or arising out of Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.

4.16           Environmental Permits and Licenses.  Borrower has all permits, licenses and approvals required under Environmental Laws, including all permits, licenses and approvals relating to air or water discharges or emissions or disposal of hazardous waste, hazardous substances or wastewater.

4.17           Employee Controversies.  There are no controversies pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened or anticipated between the Borrower and any of its employees, other than as described on Schedule 4.17 hereto and other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of the Borrower.

4.18           Labor Matters.  There are no strikes or other labor disputes against the Borrower pending or, to Borrower’s knowledge, threatened.  The hours worked and payment made to employees of the Borrower have not been in material violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All payments due from Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower.  The consummation of the transactions contemplated by this Agreement will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is a party or by which the Borrower is bound.

4.19           Patents, Licenses.  The Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to continue to conduct its business as heretofore conducted.  All of the following that are federally registered or for which Borrower has made application for federal registration, whether owned by or licensed to Borrower, are listed on Schedule 4.19 hereto:  patents, patent applications, copyrights, service marks, trademarks and trade names.

4.20           Investment Company.  Borrower is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21           Consignments.  None of the inventory in Borrower’s possession was obtained by Borrower on consignment or approval.

5.  BORROWER’S AFFIRMATIVE COVENANTS

During the term of this Agreement, and until the Obligations are paid or satisfied in full, Borrower covenants and agrees as follows:

5.1           Business Records; Reports.  Borrower shall maintain a reasonable system of business records prepared in accordance with GAAP and shall furnish Bank such reports respecting the business, assets and financial condition of Borrower as Bank may reasonably request, all of which reports shall be certified, in form reasonably satisfactory to Bank, by a principal officer of Borrower or, when requested by Bank, audited by an independent certified public accountant who is reasonably satisfactory to Bank.  Bank shall have the right at any time during normal business hours to verify, check, inspect and make abstracts and copies of all of Borrower’s books, accounts, records, audits, orders, correspondence, corporate minute books and other legal records and such other papers, computer files, discs, tapes, printouts and other media as Bank may desire.  In addition to the foregoing, Borrower agrees to deliver to Bank:

5.1.1           On or before April 30, 2008 for Borrower’s fiscal year ending December 31, 2007, and within ninety (90) days after the end of each fiscal year of Borrower thereafter, a balance sheet of Borrower as of the close of such fiscal year and related statements of earnings, retained earnings and statements of cash flows for such year, each with comparative figures for the preceding fiscal year, all in reasonable detail satisfactory to the Bank, prepared in accordance with GAAP, audited by Borrower’s current accountants or by independent certified public accountants reasonably satisfactory to Bank.

5.1.2           Within thirty (30) days after the end of each fiscal month, a balance sheet and related statements of earnings, retained earnings and statements of cash flows for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on the same basis as the most recent annual statement provided pursuant to Section 5.1.1 above, certified by an officer of Borrower.

5.1.3           Within thirty (30) days after the end of each month, based on Qualified Accounts and Qualified Inventory figures as of the end of such month, and at such other times as requested by Bank, a report in the form required by the Bank reflecting the Collateral-Obligation Ratio, together with such information relating to the Collateral as Bank may request, certified by an authorized signatory of Borrower.

5.1.4           On or before thirty (30) days prior to the beginning of each fiscal year of Borrower commencing with the fiscal year of Borrower ending December 31, 2009, Borrower shall furnish to Bank a Business Plan (as defined hereinafter) for Borrower for such fiscal year of Borrower.  For purposes of this Section 5.1.4, “Business Plan” shall mean a statement prepared by Borrower’s management of management’s intentions and projections with regard to anticipated business developments or objectives relating to Borrower’s business, including (a) a statement of Borrower’s projected Inventory and sales, (b) an operating and capital budget, and (c) projections of (i) monthly balance sheets of Borrower, for such fiscal year of Borrower, (ii) monthly statements of income and expense and of shareholders’ equity of Borrower, for such fiscal year of Borrower, and (iii) monthly budgets of capital expenditures to be incurred by the Borrower during such fiscal year of Borrower.  The Business Plan shall be in reasonable detail and certified by the President of Borrower as having been prepared in good faith and to the best knowledge and ability of Borrower.  Borrower shall, promptly upon any material revision of any of the foregoing, provide a copy of such revision to Bank.

5.1.5            Upon receipt by Borrower, copies of all management letters and detailed reports submitted to Borrower by independent accountants.

5.1.6            On or before April 1 of each year, an updated personal financial statement for each Guarantor.

5.1.7            Within 30 days after the end of each fiscal month, a statement on the form of Exhibit C hereto certified by an officer of Borrower, in form and content satisfactory to Bank, representing the warranting that (a) the representations and warranties contained in this Agreement are true and correct as of the date of such statement, except for changes permitted or contemplated by this Agreement which have been disclosed in writing to Bank; (b) no condition, event, act or omission has occurred or exists which constitutes an Event of Default under this Agreement; (c) no condition, event, act or omission has occurred which, with the giving of notice or the passage of time, will constitute an Event of Default under this Agreement; and (d) Borrower is in compliance with the following Sections of this Agreement:  5.21 (for certifications given as of the end of a fiscal year of Borrower commencing December 31, 2008), 5.22 (for each certification commencing with the certification given as of December 31, 2008) and 6.3 (in each case, on a fiscal year to date basis).

5.2           Conduct of Business; State of Incorporation.  Borrower shall maintain current filings of its Articles of Incorporation in all states in which Borrower is qualified to do business, and do all things necessary for the Borrower to remain duly organized and validly existing as a Wisconsin corporation and maintain all requisite authority to conduct its business in Wisconsin and in all other states as may be required.  Borrower shall not change its state of incorporation.

5.3           Chattel Paper, Instruments, etc.  Chattel Paper, instruments, drafts, notes, acceptances, and other documents which constitute Collateral shall be on forms satisfactory to the Bank.  Borrower shall promptly mark all such forms of Collateral to indicate conspicuously the Bank’s interest and immediately deliver them to the Bank.

5.4           Collateral Records and Statements.  Borrower shall keep accurate and complete books and records pertaining to the Collateral in such detail and form as Bank requires and in accordance with GAAP, including but not limited to, schedules of inventory, original orders, invoices, and shipping documents.  At the request of Bank, Borrower shall furnish to Bank a statement, certified by Borrower and in such form and containing such information as may be prescribed by Bank, showing the current status and value of the Collateral.

5.5           Taxes and Expenses.  Any taxes (excluding income taxes of the Bank and taxes imposed on Bank in lieu of income taxes) payable or ruled payable by Federal or State authority in respect of this Agreement, the Notes or the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any, provided that Borrower shall be allowed to contest the same in good faith so long as (1) Borrower maintains adequate reserves therefor, (2) Borrower gives Bank notice thereof, and (3) the Bank will not be adversely affected thereby.  Borrower shall also reimburse the Bank for all reasonable fees and out-of-pocket expenses and disbursements incurred by Bank in connection with this Agreement, including the actual legal fees and expenses of the Bank’s legal counsel.  Borrower also agrees to pay the fees and expenses incurred by the Bank in connection with any subsequent amendment or modification of this Agreement, the Notes or any of the Loan Documents, or their collection and/or enforcement (including, but not limited to, reasonable attorney fees and reasonable time charges of attorneys who may be employees of the Bank).  In the event that Bank ever agrees to limit the amount of attorneys fees to be paid by Borrower, the amount charged to Borrower shall comply with such limit.

5.6           Inspection of Collateral.  At reasonable times on reasonable notice Bank may examine the Collateral and have full access to, and right to audit, check, inspect and make abstracts and copies from Borrower’s books and records pertaining to it, wherever located; and Borrower shall assist Bank in so doing.

5.7           Insurance.  Borrower shall procure forthwith and maintain insurance against loss, theft, destruction and damage to the Collateral for the full insurable value thereof, with such companies as are acceptable to the Bank for the life of this Agreement, plus other insurance thereon in the amounts and against such risks as the Bank may reasonably specify, and promptly deliver an original copy of each policy to the Bank, with a standard Lender’s Loss Payable Clause in favor of Bank.  Loss or damage to the Collateral shall not release Borrower from any of its Obligations to Bank.  Bank is authorized, but not obligated, in the name of Borrower or otherwise, to make, adjust, settle claims under or cancel any insurance on the Collateral and apply all insurance proceeds against the Obligations.  All policies of insurance shall provide for at least ten (10) days prior written notice of cancellation to Bank.  In addition, Borrower agrees to maintain business interruption and workman’s compensation insurance in reasonable amounts designated at any time or from time to time by Bank.

5.8             Maintenance of Collateral.  Borrower shall maintain the Collateral and every part thereof in good condition and repair and not permit its value to be impaired (excepting only reasonable wear and tear); keep it free from all tax liens and other liens, encumbrances and security interests (other than Bank’s security interest and Authorized Security Interests); defend it at its own expense against all claims and legal proceedings by persons other than Bank; pay and discharge when due all taxes, levies and other charges or fees levied or assessed upon it, provided, however, that Borrower shall be allowed to contest the same in good faith so long as (1) Borrower maintains adequate reserves therefor, (2) Borrower gives Bank notice thereof, and (3) the Bank will not be adversely affected thereby; not lease, sell, transfer it from the premises where now located, or otherwise dispose of it or permit it to become a fixture or accession to other goods, without the prior written approval of Bank, except for sales or leases of Inventory in the ordinary course of business; not permit it to be used in violation of any applicable law, regulations, or policy of insurance; and, as to Collateral consisting of instruments, chattel paper and General Intangibles, preserve rights in it against prior parties.  Preservation of rights against prior parties includes, without limitation, defense of lawsuits, arbitrations, oppositions, reexaminations, interferences, public use proceedings and the like in any court of law, administrative agency or other tribunal and the like.  In the event Bank is named or impleaded in any of the aforementioned proceedings, Borrower shall hold Bank harmless and indemnify Bank for all losses, expenses and attorneys’ fees the Bank incurs in participating in same or otherwise preserving its legal rights and complying with any legal or procedural requirements associated with same.  Borrower will mark all of its chattel paper with a legend acceptable to Bank indicating that Bank has a security interest in the chattel paper.

5.9             Maintenance of Security Interest.  Borrower shall pay all expenses and, upon request, take any action reasonably deemed advisable by Bank to preserve the Collateral or to establish priority of, perfect, continue perfected, terminate or enforce Bank’s interest in it or rights under this Agreement.  Borrower shall execute and deliver to Bank any and all documents Bank reasonably requests to perfect its security interest in any or all Collateral.

5.10           Notice of Changes.  Borrower shall promptly notify Bank in writing of any change of its officers, directors or key employees; change of location of its principal offices; change of location of any of its assets (except the shipment, temporary storage or temporary use in its manufacturing processes of Inventory in the ordinary and normal course of Borrower’s business); change of Borrower’s name or use of any trade name not listed on Schedule 4.3 hereto, acquisition of any federally registered patents, patent applications, copyrights, service marks, trademarks or trade names;  application for registration of any patents, patent applications, copyrights, service marks, trademarks or trade names; death of any guarantors; any sale or purchase not in the regular course of Borrower’s business; or any other material change in the business or financial affairs of Borrower.

5.11           Use of Proceeds.  Advances by Bank to Borrower under this or other agreements shall be used exclusively by Borrower in connection with the acquisition of stock of Borrower from Mike Buckna and for operating capital and other valid corporate purposes.

5.12           Compliance with Laws.  Borrower shall comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

5.13           Notice of Default.  Borrower shall give prompt notice in writing to Bank of the occurrence of any default or of any other development, financial or otherwise, which might materially adversely affect its business, properties or affairs or the ability of Borrower to perform the Obligations.

5.14           Further Assurances.  Borrower authorizes Bank to file financing statements describing the Collateral.  Borrower shall cooperate in Bank’s efforts to comply with or address any amendments to the Article 9 of the Uniform Commercial Code that may be in effect from time to time.  Upon the reasonable request of the Bank from time to time, Borrower shall execute and deliver to Bank in form reasonably acceptable to Bank’s counsel (i) all such further documents and assurances in order to perfect and/or maintain any assignment, security interest or mortgage granted to the Bank, (ii) collateral assignments of all leases of real or personal property, and all patents and patent applications, acquired by Borrower after the date of this Agreement, (iii) mortgage and security agreements covering all General Intangibles acquired by the Borrower, (iv) mortgages covering all real estate acquired by the Borrower after the date hereof, (v) motor vehicle lien applications and other documentation reasonably requested by Bank to cause Bank to be named as a secured party on the titles to Borrower’s vehicles, (vi) assignments of life insurance, (vii) agreements from third parties who may be holding Collateral that they are holding the Collateral for the benefit of Bank, and (viii) control agreements in form and substance satisfactory to Bank with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper.

5.15           Maintain Deposits.  Borrower shall maintain all its commercial demand deposit and other accounts with the Bank.  Such accounts shall at all times have deposits in sufficient amounts to pay all bank charges and fees charged by Bank, including but not limited to all deposit account charges, all lockbox charges and all fees for cash management services.

5.16           Margin Security.  As of the execution hereof, the Borrower does not own any margin security and none of the loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

5.17           Compliance with Environmental Laws.  Borrower shall timely comply with all applicable Environmental Laws.

5.18           Orders, Decrees and Other Documents.  Borrower shall provide to the Bank immediately upon receipt copies of any correspondence, notice relating to a violation or alleged violation, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Borrower or an investigation, cleanup, removal, remedial action, or other response by or on the part of the Borrower under Environmental Laws which seeks injunctive relief, damages or civil, criminal or punitive penalties from Borrower for an alleged violation of Environmental Laws.

5.19           Agreement to Update.  Borrower shall advise the Bank in writing as soon as Borrower becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

5.20           Sales on Consignment.  Borrower shall promptly notify Bank of all sales of Inventory on consignment, on “sale or return” or on “sale on approval,” and Borrower shall take all steps requested by Bank to protect Borrower’s interest in such Inventory and to perfect Bank’s security interest in such Inventory.

5.21           Net Income.  Borrower shall achieve, as of the last day of each fiscal year of Borrower, commencing with Borrower’s fiscal year ending on December 31, 2008, for the twelve month period ending on such day, Net Income of at least $1,000,000.00.

5.22           Debt Service.  Borrower shall maintain as of the last day of each fiscal month of Borrower, commencing December 31, 2008, in each case for the period of twelve months ending on such date, a ratio of (1) Borrower’s Net Cash Flow, to (2) the sum of Borrower’s required principal payments, plus interest expense, of at least 1.25 to 1.0.

5.23           Non-Guarantor Subsidiaries.  On or before January 31, 2008, each of Jefferson Electric Equipment, Inc. and Jefferson Electric Staffing, Inc. shall either (a) dissolve or merge into Borrower, or (b) provide to Bank a guaranty of the Obligations in form and substance satisfactory to Bank, together with such evidence of authority and other due diligence documentation as Bank may request.

5.24           Life Insurance Assignment.  On or before February 29, 2008, Borrower shall increase the amount of life insurance on the life of Thomas Klink that is assigned to Bank to $4,000,000, with the form and substance of such Assignment to be satisfactory to Bank and with satisfactory evidence regarding such insurance, including but not limited to ownership, lack of other liens, cash value, issuer and policy number.

6.  BORROWER’S NEGATIVE COVENANTS

During the term of this Agreement, and until the Obligations are paid or satisfied in full, Borrower covenants and agrees that it will not, except with the prior written approval of Bank:

6.1           Indebtedness.  Become or remain liable in any manner in respect of any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, endorsements, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated), except:

6.1.1           Indebtedness arising under this Agreement;

6.1.2           Secured indebtedness corresponding to Authorized Security Interests;

6.1.3           Unsecured indebtedness, other than for money borrowed for the purchase of a capital asset, incurred in the ordinary course of its business, which becomes due and must be fully satisfied within twelve (12) months after the date on which it is incurred;

6.1.4           Indebtedness arising out of the lease or purchase of goods constituting equipment and either unsecured or secured only by a purchase money security interest securing purchase money indebtedness, but in any event only if such equipment is acquired in compliance with Section 6.3 hereof.

6.2           Liens.  Create, incur or cause to exist any mortgage, security interest, encumbrance, lien or other charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, except:

6.2.1           The interests created by this Agreement and other documents between the Borrower and the Bank in favor of the Bank;

6.2.2           Liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings;

6.2.3           A purchase money security interest or lessor’s interest securing indebtedness permitted to be outstanding or incurred under Section 6.1.4 hereof;

6.2.4           Construction lien claims arising from work done pursuant to construction contracts, provided that Borrower is not in default under such construction contracts;

6.2.5           Liens in connection with workers compensation or other insurance or to secure performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of like nature incurred in the ordinary course of business, provided that Borrower is not in default under or delinquent in any of the foregoing agreements or obligations;

6.2.5           Liens described on Schedule 6.2 relating to amounts outstanding on the date hereof; and

6.2.7           Other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in its business.

6.3           Expenditures.  Expend or contract to expend in any fiscal year of Borrower more than $800,000.00 in the aggregate for the lease (other than operating lease), purchase or other acquisition of any capital asset, or for the lease (other than operating lease) of any other asset, whether payable currently or in the future.

6.4           Sale of Assets.  Sell, lease, or otherwise dispose of all or any substantial part of its property, except as permitted hereunder.

6.5           Recapitalization and Merger.  Recapitalize its corporate structure, consolidate or merge with any other corporation, acquire any business, acquire stock of any corporation, or enter into any partnership or joint venture.

6.6           Conduct of Business.  Substantially alter the nature of the business in which it has advised Bank it plans to engage.

6.7           Distributions.  Except with the Bank’s prior written approval, (a) directly or indirectly declare or pay any dividends or make any distributions or payments on account of stock, including preferred stock, to shareholders, relatives of shareholders or Affiliates of shareholders (except dividends payable solely in its capital stock); (b) purchase or redeem any of its capital stock or purchase or redeem any interest or property of any of its shareholders, relatives of shareholders or Affiliates of shareholders; or (c) enter into any agreement for any of the foregoing. The foregoing notwithstanding, so long as Borrower is an “S Corporation” as defined in Section 1361(a)(1) of the Internal Revenue Code of 1986, Borrower may make dividend distributions to its shareholders in an equal amount per share and in amounts sufficient, when added to all prior distributions made hereunder, to allow each shareholder of Borrower to have paid all federal, state and local income taxes on the cumulative income of Borrower which is includable in the taxable income of such shareholder from the date hereof through the date of the proposed distribution, provided, however, that (i) such distributions shall not exceed 45% of Pre-Tax Net Income for any fiscal year of Borrower; (ii) at the time of such distribution no Event of Default exists; (iii) such distribution will not create an Event of Default; and (iv) the assumed tax rate will equal the maximum federal and state rates for individuals living in Wisconsin adjusted for the deductibility of state taxes.

6.8           Investments.  Purchase stock or securities of, extend credit to (other than that expressly permitted in Section 6.11 hereof) or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except investments in direct obligations of the United States and commercial bank deposits with Bank and extensions of credit reflected by trade accounts receivables arising for goods sold by Borrower in the ordinary course of its business.

6.9           Discounts and Allowances.  After notice of default from Bank which default is continuing, grant any discount, credit or allowance to any customer of Borrower or accept any return of goods sold.

6.10         Restricted Transfers.  In any manner transfer any property without prior or present receipt of full and adequate consideration.

6.11         Restricted Payments.  Permit any amount to be owing to Borrower by the officers, directors or shareholders of Borrower or any Affiliate of Borrower, or members of their families, excepting any reasonable loans and advances to employees and agents in the ordinary course of business.

6.12           Salaries; Compensation; Management Fees.  Pay any excessive or unreasonable salaries, bonuses, commissions, consultant fees, or other compensation; or pay any management fees.

6.13           Guarantees.  Make or suffer to exist any guarantees, except by endorsement of instruments for deposit or collection in the ordinary course of business.

6.14           ERISA.  Except as set forth on Schedule 4.6, become a party to, or directly or contingently liable under, any Plan.

6.15           Obligations to Third Parties.  Permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Borrower which would materially adversely affect Borrower’s business, properties or affairs or the ability of Borrower to perform the Obligations.

6.16           Subsidiaries.  Create or permit to exist any subsidiaries of Borrower.

6.17           Fiscal Year.  Change its fiscal year.

6.18           Change of Name or Location.  Without at least 30 days’ prior written notice to Bank, change its name, its principal office, its office where its records concerning Receivables are kept or the location of any of its assets (except the shipment or temporary storage of Inventory in the ordinary and usual course of Borrower’s business).

6.19           Government Regulation.  (1) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or any Subsidiary or from otherwise conducting business with Borrower or any Subsidiary, or (2) fail to provide documentary and other evidence of Borrower’s and each Subsidiary’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s and each Subsidiary’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

7. DEFAULT

7.1           Upon the occurrence of one or more of the following events of default (each an “Event of Default”):

7.1.1           Insolvency, Bankruptcy, et. al.  The commencement by the Borrower or any Guarantor of a voluntary case under the federal bankruptcy laws, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Guarantor or of any substantial part of any of their property, or the making by any of them of any assignment for the benefit of creditors or the failure of the Borrower or any Guarantor generally to pay such party’s debts as such debts become due or the taking of action by the Borrower or any Guarantor in furtherance of any of the foregoing; in addition, the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower or any Guarantor in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment by a court of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or any Guarantor or of any substantial part of the property of any of them, or the ordering by a court of the winding-up of Borrower’s or any Guarantor’s affairs or liquidation of Borrower’s or any Guarantor’s affairs or assets and the continuance of any such decree or order unstayed, uncontested by such party in good faith and in effect for a period of thirty (30) consecutive days;

7.1.2           Nonperformance.  Borrower fails to pay when due any of the Obligations or breaches or fails to perform any warranty, covenant or undertaking by Borrower in this Agreement or the Obligations; or fails to perform pursuant to or breaches any provisions of any other agreement with Bank;

7.1.3           Continuation of Guarantors.  Any Guarantor terminates, revokes or repudiates his, her or its suretyship or guaranty obligations or defaults under any agreement securing such obligations;

7.1.4           Continuation of Subordination Agreements.  Any creditor of Borrower which is a party to a subordination agreement or intercreditor agreement with Bank terminates, revokes or defaults under such subordination agreement or intercreditor agreement, or a standstill period or payment blockage period is in effect or has expired under any such agreement;

7.1.5           Inability to Perform.  Borrower or any guarantor of any of the Obligations dies, ceases to exist, or becomes insolvent;

7.1.6           Misrepresentation.  Any representation, whether oral or written, made to induce Bank to extend credit to Borrower, under this Agreement or otherwise, is false in any material respect when made;

7.1.7           Injunction or Attachment.  There is an injunction or attachment issued against any of Borrower’s property or materially restricting the operation of Borrower’s business;

7.1.8           Acceleration of Indebtedness.  Any event shall arise which results in the acceleration of the maturity of the indebtedness of Borrower to others under any indenture, note, agreement or other form of undertaking; or

7.1.9           Ownership of Borrower.  Except with Bank’s written consent, any transfer or issuance of stock of Borrower shall occur if after giving effect to such transfer or issuance Thomas Klink owns less than 85% of any class of Borrower’s stock;

7.2           then all of the Obligations shall, at the option of Bank and without any notice or demand, become immediately due and payable; and Bank shall have (i) the rights and remedies provided for in the Loan Documents, (ii) all rights and remedies for default provided by the applicable Uniform Commercial Code, as well as any other applicable law, INCLUDING WITHOUT LIMITATION THE RIGHT TO REPOSSESS, RENDER UNUSABLE OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS, WHICH IS HEREBY EXPRESSLY WAIVED BY BORROWER and the right to foreclose the security interest granted herein by any available judicial procedure to the fullest extent permitted by law.  With respect to such rights and remedies:

7.2.1           Assembling Collateral.  Bank may require Borrower to assemble the Collateral and to make it available to Bank at any convenient place designated by Bank, and Borrower hereby consents to the entry of any injunctive order, or other appropriate equitable relief, compelling Borrower to assemble the Collateral and to make it available to Bank at any convenient place designated by Bank.  Borrower waives any bond or undertaking which might otherwise be required in connection with such relief.  Bank may enter any premises of the Borrower, or wherever the Collateral may be located, and keep and store the same on said premises without charge, until sold.

7.2.2           Collection and Handling of Receivables.  Bank may receive, open and process all mail addressed to Borrower and notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as Bank may designate and may, pursuant to the power of attorney granted herein, endorse the name of Borrower on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any document relating to any security interest that may come into Bank’s possession and sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, on drafts against customers and notices to customers.  The Bank may without notice to Borrower, collect, by legal proceedings or otherwise, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Receivables or any security interest, instrument or insurance applicable thereto or release the obligor thereon and release and/or impair Collateral.  Nothing in this Agreement shall be construed to constitute the Bank as Borrower’s agent for any purpose.  The Bank shall not be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof or for any damages resulting therefrom, except for Bank’s gross negligence or willful misconduct.

7.2.3           Expenses and Application of Proceeds.  Borrower shall reimburse the Bank for any expense incurred by Bank in protecting or enforcing its rights under this Agreement, including without limitation, reasonable attorneys’ fees incurred in the efforts made to enforce payment or otherwise effect collection of any Receivables, as well as reasonable attorneys’ fees and legal expenses incurred in instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the Collateral, whether through judicial proceedings or otherwise or in defending or prosecuting any actions or proceedings arising out of or relating to Borrower’s transactions with Bank, including reasonable attorneys’ fees on appeal, all expenses of taking possession, holding, preparing for disposition and disposing of the Collateral, and all other collection expenses, whether or not in a legal proceeding.  After deduction of such expenses, Bank may apply the proceeds of disposition to the Obligations in such order and amounts as it elects.

7.2.4           Jurisdiction and Venue.  Borrower consents to the venue and jurisdiction of any Circuit Court of Milwaukee County Civil Division in the State of Wisconsin and agrees that all actions, proceedings or other matters arising directly or indirectly hereunder may be initiated in such courts and expressly consents that any service of process may be made by personal service upon Borrower wherever Borrower can be located or by certified or registered mail directed to Borrower at Borrower’s address set forth herein to the full extent permitted by law.

7.2.5           Notice of Disposition of Collateral.  Written notice, when required by law, sent to any address of Borrower in this Agreement, at least ten (10) calendar days (counting the day of mailing) before the date of a proposed disposition of the Collateral is reasonable notice.

7.2.6           Protection or Preservation of Collateral.  The Bank has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties.  The Bank shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause thereof.  Bank has no obligation to clean the Collateral or otherwise prepare the Collateral for sale.

7.2.7           Waiver.  Bank may, at its option, take such action, in Borrower’s name or otherwise, as may be necessary or desirable to fully or partially remedy such default, including without limitation signing Borrower’s name or paying any amount so required, and the cost shall be debited to Borrower’s loan account ledger for the Revolving Credit Facility and treated for all purposes as an advance made by Bank hereunder, or the Bank may permit Borrower to remedy any default, each without waiving any other subsequent or prior default by Borrower.  Bank may permit Borrower to remedy any default without waiving any other subsequent or prior default by Borrower.  Borrower waives any right it may have to require Bank to pursue any third person for any of the Obligations.

7.2.8           Compliance with Other Laws.  Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

7.2.9           Warranties.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

8.  INDEMNIFICATION

In consideration of the execution and delivery of this Agreement by Bank and the agreement to extend the credit provided hereunder, Borrower and any Guarantor of the Obligations hereby agree to indemnify, exonerate and hold free and harmless Bank and each of the officers, directors, employees and agents of Bank (collectively, herein called the “Bank Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, and including all of the foregoing  based upon contract, tort or otherwise, herein called the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement, the Notes, the Documents, any Guaranty of the Obligations, or any other document or instrument executed or delivered in connection with this Agreement, (b) the relationship of the parties as borrower, guarantor and lender, or (c) the noncompliance by Borrower or by any property of Borrower with Environmental Laws.  Notwithstanding the foregoing, Borrower and Guarantor shall not be required to indemnify Bank for any such Indemnified Liabilities arising on account of the willful misconduct of Bank, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower and all Guarantors of the Obligations hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.  INCREASED COSTS; CAPITAL ADEQUACY

9.1           Increased Costs.  If (i) the amendment of Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof,

9.1.1           shall subject Bank to any tax, duty or other charge with respect to the Credit Facilities, the Notes or Bank’s obligation to make or maintain any extension of credit hereunder, or shall change the basis of taxation of payments to Bank of the principal of or interest on the Credit Facilities or any other amounts due under this Agreement in respect of any extension of credit hereunder or Bank’s obligation to make or maintain any extension of credit hereunder (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which the Bank’s principal executive office is located); or

9.1.2           shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended hereunder by, Bank; or

9.1.3           shall impose on Bank any other condition affecting any extension of credit hereunder, the Notes or Bank’s obligation to make or maintain any extension of credit hereunder;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) Bank of making or maintaining any extension of credit hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Notes with respect thereto, then upon demand by Bank (which demand shall be accompanied by a statement reasonably setting forth the basis of such demand), Borrower shall pay directly to Bank such additional amount or amounts as will compensate Bank for such increased cost or such reduction.

9.2           Capital Adequacy.  If either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased by or based upon the existence of Bank’s commitment to make or maintain extensions of credit hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate for Bank’s losses or costs in light of such circumstances in connection with Bank’s compliance with such requirement or expectation, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank’s commitment to make or maintain extensions of credit hereunder.  If Bank’s exercise of its rights under this Section 9.2 results in higher costs to Borrower, and if Borrower is able to refinance the Obligations within 90 days thereafter at a cost to Borrower that is less than the cost of continuing under this Agreement, then Borrower may proceed with such refinancing without paying the prepayment premium that would otherwise be required under Section 2.9 hereof.

10.  PERSONS BOUND

This Agreement benefits the Bank, its successors and assigns, and binds Borrower and Borrower’s successors and assigns.

11.  INTERPRETATION

All of the terms and conditions hereof and the rights, duties and remedies of the parties hereto are governed by the laws of Wisconsin.  The provisions of this Agreement are severable, and invalidity of any provision of this Agreement shall not affect the validity of any other provisions.  The decision by Bank at any time or times hereafter to not enforce strict performance by Borrower relative to any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement between Borrower and Bank shall not waive, affect, or diminish the right of Bank thereafter to demand strict compliance and performance therewith.  None of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement now or hereafter executed between Borrower and Bank shall be deemed to have been waived by any act or knowledge of Bank unless in writing and signed by an officer of Bank and directed to Borrower specifying such waiver.  The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

12.  NOTICES

Any notice required to be given to either party hereunder shall be deemed given when placed in the U.S. mail, certified or registered, and properly addressed with postage prepaid, or when delivered by hand delivery or overnight courier to the following address or upon transmission by facsimile to the relevant party at the facsimile number set forth and a confirmation is received, or at any other address or facsimile number as may be designated by the party in a notice to the other party:

If to Bank:

Johnson Bank
333 E. Wisconsin Ave.
Milwaukee, WI 53202
Attn:  Roberta Cummings
Facsimile: (414) 287-6455

If to Borrower:

Jefferson Electric, Inc.
9650 S. Franklin Dr.
Franklin, WI 53132
Attn:  Thomas Klink
Facsimile: (414) 209-1621

with a copy to:

Dean Delforge
15850 W. Bluemound Road
#200
Brookfield, WI  53005-6007
Facsimile:  (262) 787-0606

13.  RETURN OF DOCUMENTS, SCHEDULES AND INVOICES

Any documents, schedules, invoices or other papers delivered to the Bank by Borrower may be destroyed or otherwise disposed of by the Bank three months after they are delivered to or received by the Bank unless Borrower requests, in writing, the return of said documents, schedules, invoices or other papers and makes arrangements for such return, at Borrower’s expense.

14.  PARTICIPATING LENDERS

Borrower agrees that Bank may, at its option, grant to one or more other financial institutions the right to participate in the loan advances described in this Agreement, provided however that Bank shall alone retain the right to amend, modify, waive, or enforce the provisions of this Agreement.  If any Participating Lender shall at any time participate with Bank in making any loan advances hereunder, Borrower hereby grants to such Participating Lender (in addition to any other rights which such Participating Lender may have) both a continuing lien and security interest in any money, security and other personal property of Borrower which is in the possession of such Participating Lender, and an express, contractual right of setoff therein, for the benefit of all Participating Lender(s) and the Bank (such interests, rights and the proceeds thereof to be shared on a pro-rata basis by the Participating Lenders and Bank according to their respective outstanding balances).  Bank may disclose to any Participating Lender, or any potential or prospective Participating Lender, any financial, credit or confidential information or documents of or concerning Borrower.

15.  CONDITIONS PRECEDENT

Bank will not lend any money to Borrower hereunder until this Agreement has been executed by Borrower, and Bank shall have received the following documents fully executed, where applicable, and in form satisfactory to Bank and its counsel:

15.1           Certificates of Status for the Borrower and the Company Guarantor certified by the Wisconsin Department of Financial Institutions;

15.2           The Notes;

15.3           UCC Financing Statements;

15.4           Consent of Lessor;

15.5           Warehouseman Letters;

15.6           A Designation of Authority;

15.7           Completed requests for information establishing to the satisfaction of the Bank that the financing statements have been effectively filed and/or recorded in all appropriate offices providing the Bank with a perfected first priority security interest in the personal property and fixtures Collateral described herein;

15.8           Copies of evidence satisfactory to the Bank to the effect that the Bank is the Lender’s Loss Payee, Mortgagee and Additional Insured under the policies of insurance required by this Agreement;

15.9           A copy of the resolutions of the Board of Directors of the Borrower and of the Members of the Company Guarantor authorizing the execution, delivery and performance of this Agreement, the Notes, the Guaranty of the Company Guarantor and all other matters contemplated hereby, certified for accuracy and due adoption by an Officer of the Borrower and of the Company Guarantor as of the date hereof, together with such other necessary corporate action as the Bank shall reasonably request;

15.10           A certificate, dated of even date herewith, signed by an officer of the Borrower and of the Company Guarantor as to the incumbency and signature of the person or persons authorized to execute and deliver this Agreement, the Notes, the Guaranty of the Company Guarantor and any other instrument or agreement contemplated hereby;

15.11           Copies of (a) the Articles of Incorporation of Borrower certified by the Wisconsin Department of Financial Institutions and (b) the By-Laws of the Borrower and the Operating Agreement of the Company Guarantor, each as existing on the date hereof, and copies of any documents creating, evidencing or relating to preferred shareholders’ rights, certified for accuracy and due adoption by an officer of the Borrower;

15.12           The Bank’s satisfaction with terms and conditions of the documentation for the contemplated transfer of stock of Borrower;

15.13           A favorable written opinion, dated of even date herewith, of counsel for the Borrower, in form and substance satisfactory to Bank;

15.14           Assignment of Life Insurance Policy for a policy on the life of Thomas Klink, in the face amount of at least $1,500,000.00, along with such documentation regarding such policy as Bank may request;

15.15           The continuing unlimited guaranties of Thomas Klink and the Company Guarantor, provided that the guaranty of Thomas Klink shall provide that it will be released as of the Release Date;

15.16           A Borrowing Base Certificate; and

15.17           A payoff letter and appropriate releases relating to Borrower’s existing indebtedness.

16.  LIMITATION ON DAMAGES

The Borrower, any Guarantor of the Obligations and Bank hereby voluntarily, knowingly, irrevocably and unconditionally (a) agree that they shall be limited to actual, compensatory damages other than those waived pursuant to the following clause (b), and (b) waive any right to claim or recover from the other party any special, exemplary, punitive, indirect or consequential damages, in the case of the foregoing (a) and (b) for any claim (including contract, tort and all other claims) between or among the Borrower, any Guarantor and Bank arising out of or in any way related to this Agreement, the Notes, the Loan Documents, or any other related document, or arising out of or in any way related to the relationship among the parties as borrower, guarantor and lender or otherwise.  This provision is a material inducement for Bank to provide the financing described herein.

17.           U.S.A. PATRIOT ACT NOTIFICATION

The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When a Borrower opens an account, if such Borrower is an individual Bank will ask for such Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify such Borrower, and if such Borrower is not an individual Bank will ask for such Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify such Borrower. Bank may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and if such Borrower is not an individual to see such Borrower’s legal organizational documents or other identifying documents.

18.  WAIVER OF JURY

 THE BORROWER, ANY GUARANTOR OF THE OBLIGATIONS AND BANK  HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER, ANY GUARANTOR AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, ANY GUARANTY OR ANY OTHER RELATED DOCUMENT, OR ARISING OUT OF OR IN ANY WAY RELATED TO THE RELATIONSHIP AMONG THE PARTIES AS BORROWER, GUARANTOR AND LENDER OR OTHERWISE.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

BORROWER: Jefferson Electric, Inc.

By:	/s/ Thomas Klink
Thomas Klink, President

BANK: Johnson Bank

By:	/s/ Roberta S. Cummings
Roberta S. Cummings, Vice President